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                                                              Exhibit (e)(1)


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DUFF & PHELPS CREDIT RATING CO.

                                                         55 EAST MONROE STREET
                                                        CHICAGO, ILLINOIS 60603
                                                                (312) 368-3100
                                                            FAX (312) 422-4121



                               January 25, 2000


FIMALAC
97, rue de Lille
Paris France 75007

Attention:  Veronique Morali
            Managing Director


Ladies and Gentlemen:


    In order to allow you to evaluate a possible transaction with Duff & Phelps Credit Rating Co. (the "Company") involving an investment in or acquisition of all or a part of the Company (the "Transaction"), representatives of the Company will deliver to you, upon your execution and delivery to the Company of this letter agreement, certain information about the properties and operations of the Company. All information about the Company furnished by the Company or its affiliates, directors, officers, employees, agents or controlling persons (such affiliates and other persons collectively referred to herein as "Representatives") after the date hereof, is referred to in this letter agreement as "Proprietary Information." Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure by the Company, or (c) becomes available to you on a nonconfidential basis from a person other than the Company who is not otherwise known to you to be bound by a confidentiality agreement with the Company or its Representatives, or is not otherwise known to you to be prohibited from transmitting the information to you. As used in this letter, the term "person" shall refer to any individual, corporation, company, partnership, trust, limited liability company or other entity.

    Unless otherwise agreed to in writing by the Company, you agree (a) except as required by applicable law, regulation or legal process, to keep all Proprietary Information confidential and (except as described in the next paragraph) not to disclose or reveal any Proprietary Information to any other person, including any of your Representatives, except that you may disclose the Proprietary Information to those of your Representatives who are specifically involved in, and who need to know such information for the purpose of, evaluating the Transaction (the "Access Employees"), provided that you cause those persons to observe the terms of this letter agreement, and (b) not to use Proprietary Information for any purposes other than in connection with the

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DUFF & PHELPS CREDIT RATING CO.

FIMALAC                                                   55 EAST MONROE STREET
JANUARY 25, 2000                                        CHICAGO, ILLINOIS 60603
PAGE 2                                                           (312) 368-3100
                                                             FAX (312) 422-4121



evaluation and consummation of the Transaction. You will be responsible for any breach of the terms hereunder by you or your Representatives and for the compliance with the terms of this letter by the Access Employees. Proprietary Information may not be photocopied, reproduced or distributed to persons other than Access Employees at any time, in whole or in part, without the prior written consent of the Company.

     If you or any of your Representatives are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, we are informing you that the Company may wish to seek an appropriate protective order. You agree in the event of any such request or requirement that you will provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Proprietary Information, subject to such request, may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that you shall use your reasonable best efforts to limit any such disclosure to the terms of such request or requirement.

     Unless otherwise required by applicable law, regulation or legal process, neither you nor any of your Representatives will, without the prior written consent of the Company, disclose to any person (other than Access
Employees) any information about the Transaction, or the terms, conditions or other facts relating thereto, including, but not limited to, the fact that discussions are taking place with respect thereto, or the status thereof, or the fact that the Proprietary Information has been made available to you.

     You agree that all inquiries, requests for information and other communications with the Company shall be made through Paul McCarthy or Phil Maffei, unless previously authorized by the Company in writing.

     At any time, upon the request of the Company, you will promptly destroy or deliver to the Company all of the Proprietary Information delivered to you by the Company and any copies and reproductions thereof. All summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of the Access Employees will be destroyed.

     Although the Proprietary Information contains information which the Company believes to be relevant for the purpose of your evaluation of the Transaction, none of the Company and its Representatives make any representation or warranty as to the accuracy or completeness of the Proprietary Information. Neither the Company, its affiliates or Representatives, nor any of their respective officers, directors, employees, agents or controlling persons shall have any liability to you or any of your Representatives relating to or arising from the use of the Proprietary

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DUFF & PHELPS CREDIT RATING CO.

FIMALAC                                                   55 EAST MONROE STREET
JANUARY 25, 2000                                        CHICAGO, ILLINOIS 60603
PAGE 3                                                           (312) 368-3100
                                                             FAX (312) 422-4121



Information. You shall be entitled to rely solely on the representations and warranties made to you in a definitive agreement, when, as and if executed and subject to limitations and restrictions as may be specified in such agreement.

     Without prejudice to the rights and remedies otherwise available to the Company, the Company shall, in addition to all other remedies available at law or in equity, be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.

     It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     You agree that without prior written consent of the Company, you will not for a period of one year from the date hereof (i) acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of the Company, or direct or indirect rights or options to acquire any voting securities of the Company, (ii) make, or in any way participate directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iii) form, join or in any way participate, directly or indirectly, in a "group" within the meaning of
Section 13(d) (3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, or (iv) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the Company; PROVIDED that, in the event that, after the date hereof, we waive any of our rights pursuant to this paragraph for any other party who has executed or hereafter executes a similar letter agreement in connection with a Transaction, we will promptly inform you of such waiver and give you the option of a waiver to the same extent and on the same terms that we have given to such other party and, PROVIDED, FURTHER, that if the Board of Directors of the Company approves a Transaction with any person, then you shall be permitted to (x) seek, (y) offer to negotiate with or (z) make a statement or proposal to the Company or Company representatives, in each case, to acquire more than 50% of the outstanding Common Stock of the Company or all or substantially all of the assets of the Company, provided that the offer is at a price and on terms that are financially superior to the price and terms of the transaction proposed by such other person.

     The Company and you agree that, without the prior written consent of the other party hereto, neither the Company nor you will for a period of six months from the date hereof directly

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DUFF & PHELPS CREDIT RATING CO.

FIMALAC                                                   55 EAST MONROE STREET
JANUARY 25, 2000                                        CHICAGO, ILLINOIS 60603
PAGE 4                                                           (312) 368-3100
                                                             FAX (312) 422-4121



or indirectly solicit for employment or employ any person who is now employed by the other party hereto and who is identified by the Company or you as a result of the evaluation or otherwise in connection with the Transaction provided, however, that neither the Company nor you shall be prohibited from employing any such person who contacts the Company or you on his or her own initiative and without any direct or indirect solicitation by the Company or you.

    You agree that unless and until a definitive agreement between the Company and you with respect to the transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression or communication by any of the Company's, or your directors, officers, employees, agents, controlling persons or any other Representatives or advisors thereof, except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly modifying such agreement.

    You agree that the Company reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Proprietary Information and to terminate discussions and negotiations with you at any time. The exercise by the Company of these rights shall not affect the enforceability of any provision of this agreement.


                    *                    *                   *
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FIMALAC
JANUARY 25, 2000
PAGE 5

    This letter agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York. If you agree in accord with the foregoing, please have this letter agreement executed on your behalf and return the duplicate copy to the undersigned.



                                   Very truly yours,

                                   DUFF & PHELPS CREDIT RATING CO.



                                   By:    /s/ Paul McCarthy
                                          ------------------------------------
                                   Name:  Paul McCarthy
                                   Title: Chairman and Chief Executive Officer


Accepted and Agreed
As of the date
first written above:


FIMALAC

By:    /s/ Veronique Morali
       ------------------------------------
Name:  Veronique Morali
Title: Managing Director